Exhibit 99.1

Revlon Reports Second Quarter 2021 Results

Results Reflect Significant Top-Line Improvements Over Prior-Period with Double-Digit Growth Across All Regions and All Segments

Gross Margins Improve by 900 Basis Points

NEW YORK--(BUSINESS WIRE)--August 5, 2021--Revlon, Inc. (NYSE: REV) (“Revlon” and together with its subsidiaries, the “Company”) today announced its results for the quarter ended June 30, 2021.

Quarter ended June 30, 2021 summary developments:1

  As Reported net sales were $497.4 million in the second quarter of 2021, compared to $347.6 million during the prior-year period, an increase of $149.8 million, or 43.1%. All segments experienced double-digit As Reported net sales growth during the second quarter of 2021 versus the prior-year period.
  As Reported operating income was $14.5 million in the second quarter of 2021, compared to a loss of $58.8 million during the prior-year period. The higher operating income was driven primarily by $149.8 million in higher net sales, offset by $83.1 million in higher selling, general and administrative expenses (SG&A). The Company was able to improve its gross margin by 900 basis points. Adjusted operating income in the second quarter of 2021 increased by $20.3 million to $28.2 million from $7.9 million of Adjusted operating income in the prior-year period.
  As Reported net loss was $67.7 million in the second quarter of 2021, versus a $126.8 million net loss in the prior-year period. The lower net loss was driven primarily by improvements in the As Reported operating income as described above. Adjusted net loss was $54.5 million in the second quarter of 2021, compared to an Adjusted net loss of $83.6 million during the prior-year period.
  Adjusted EBITDA(a) in the second quarter of 2021 was $63.9 million, versus $45.4 in the prior-year period. The higher Adjusted EBITDA was driven primarily by the higher Adjusted income.
  As of June 30, 2021, the Company had total liquidity of $153.1 million.
  As reported previously, on May 7, 2021, the Company closed an amendment to its 2016 asset-based revolving credit agreement with MidCap Funding IV Trust as the collateral agent and administrative agent, as successor in such capacity to Citibank, N.A. The amendment, among other things, extends the scheduled maturity of the revolving credit facility and the second-in, second-out term loan thereunder from June 8, 2023 to May 7, 2024, subject to certain springing maturities.

Debra Perelman, Revlon's President and Chief Executive Officer, stated: “I am pleased with our strong results from the second quarter, which reflect continued execution against our strategic priorities. All of our segments grew over the prior year as consumers return to stores, counters, and salons – particularly our Revlon Color Cosmetics business, which is performing exceptionally well in the US Mass market. Going into the second half, we are following the recent uptick in COVID-19 cases, as well as the pressure on the global supply chain stemming from industry-wide labor and material constraints. As always, we will continue to make appropriate business adjustments as they become necessary.

"Our second quarter results are a great reflection of the strength of our brands and the ongoing recovery of our business and the beauty sector as a whole. Looking forward, our focus remains on continuing to deliver against our financial strategy of supporting our key brands and key markets while protecting our liquidity, as evidenced by our strong double-digit EBITDA growth.”

[1] The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Second Quarter 2021 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended June 30, (Unaudited)
	2021		2020		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$497.4	$497.4	$347.6	$347.6	43.1%	43.1%
Gross Profit	301.1	301.1	179.0	201.5	68.2%	49.4%
Gross Margin	60.5%	60.5%	51.5%	58.0%	900bps	250bps
Operating Income (loss)	$14.5	$28.2	$(58.8)	$7.9	124.7%	257.0%
Net Loss	(67.7)	(54.5)	(126.8)	(83.6)	46.6%	34.8%
Adjusted EBITDA		63.9		45.4		40.7%
Diluted (Loss) Income per Common Share	$(1.25)	$(1.01)	$(2.37)	$(1.56)	47.3%	35.3%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

  Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.
  Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce website, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.
  Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Cutex in nail care products; and Mitchum in anti-perspirant deodorants. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.

  Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as: (i) Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), John Varvatos and AllSaints in prestige fragrances; (ii) Britney Spears, Elizabeth Taylor, Christina Aguilera, Jennifer Aniston and Mariah Carey in celebrity fragrances; and (iii) Curve, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, ‹PS› (logo of former Paul Sebastian brand), Alfred Sung, Halston, Geoffrey Beene, and White Diamonds in mass fragrances.
	Three Months Ended June 30, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$186.8	$135.0	38.4%	32.1%
Elizabeth Arden	124.7	80.9	54.1%	43.9%
Portfolio	98.7	88.5	11.5%	7.9%
Fragrances	87.2	43.2	101.9%	96.1%
Total	$497.4	$347.6	43.1%	36.7%

	Three Months Ended June 30, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2021	2020	% Change	XFX % Change

Revlon	$21.2	$12.3	72.4%	57.7%
Elizabeth Arden	11.6	10.8	7.4%	(4.6)%
Portfolio	11.1	14.5	(23.4)%	(27.6)%
Fragrances	20.0	7.8	156.4%	151.3%
Total	$63.9	$45.4	40.7%	31.7%

Revlon Segment

Revlon segment net sales in the second quarter of 2021 were $186.8 million, a $51.8 million or 38.4% (or 32.1% XFX) increase compared to the prior-year period. The segment's higher net sales were driven primarily by Revlon color cosmetics, both in North America and in International regions, and, to a lower extent, higher net sales of Revlon-branded professional hair care products in International regions. This increase was due, primarily, to the retail channel starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic, as well as salons' increased activity in connection with progressive and/or temporary lifting of restrictions related to the ongoing COVID-19 pandemic, partially offset by decreased net sales in North America of Revlon ColorSilk hair color products, Revlon-branded hair-care products and Revlon-branded beauty tools.

Revlon segment profit in the second quarter of 2021 was $21.2 million, compared to $12.3 million in the prior-year period. This increase was driven primarily by the Revlon segment's higher net sales, as described above, as well as higher gross profit margin, partially offset by higher brand support and other SG&A expenses, primarily driven by the increase in sales' activity.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the second quarter of 2021 were $124.7 million, a $43.8 million or 54.1% (or 43.9% XFX) increase compared to the prior-year period. The higher net sales were driven primarily by higher net sales of Ceramide skin care products, Green Tea and White Tea fragrances, as well as certain other Elizabeth Arden-branded fragrances and skin care products, primarily in International regions. This increase was due, primarily, to growth in e-commerce net sales, as well as an increase in the travel retail business, while there are also signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets, primarily internationally.

Elizabeth Arden segment profit in the second quarter of 2021 was $11.6 million, compared to $10.8 million in the prior-year period, an increase primarily due to the segment's higher net sales, partially offset by higher brand support and other SG&A expenses to support the increase in sales activity, as well as moderately lower gross profit margin.

Portfolio Segment

Portfolio segment net sales in the second quarter of 2021 were $98.7 million, a $10.2 million, or 11.5% (or 7.9% XFX) increase compared to the prior-year period. The increase in segment net sales was driven primarily by higher net sales of Mitchum anti-perspirant deodorants and American Crew men's grooming products, and also by higher net sales in North America of Almay color cosmetics and CND nail products, primarily in connection with the mass retail channel starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic. This increase was partially offset by the sale of the Natural Honey brand in December 2019, which continued to produce transition services revenue during 2020.

Portfolio segment profit in the second quarter of 2021 was $11.1 million, compared to $14.5 million in the prior-year period, a decrease driven primarily by the Portfolio segment's higher brand support and other SG&A expenses to support the increase in sales activity, partially offset by higher net sales, as described above, as well as higher gross profit margin.

Fragrances Segment

Fragrances segment net sales in the second quarter of 2021 were $87.2 million, a $44.0 million, or 101.9% (or 96.1% XFX) increase compared to the prior-year period. The segment's higher net sales were driven primarily by higher net sales of Juicy Couture, John Varvatos, Britney Spears and Curve fragrances, as well as other brand and distributed fragrances, primarily in North America and, to a lower extent, also in International regions, primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

Fragrances segment profit in the second quarter of 2021 was $20.0 million, compared to $7.8 million in the prior-year period. This increase was driven primarily by the Fragrances segment's higher net sales, as described above, partially offset by higher other SG&A and brand support expense to support the increase in sales activity.

Geographic Net Sales

The following tables provide a comparative summary of the Company's North America and International net sales for the periods presented:

	Three Months Ended June 30, (Unaudited)
(USD millions)	2021 As Reported	2020 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$99.5	$80.1	24.2%	23.0%
International	87.3	54.9	59.0%	45.5%
Elizabeth Arden
North America	$20.2	$15.0	34.7%	30.7%
International	104.5	65.9	58.6%	46.9%
Portfolio
North America	$63.2	$52.1	21.3%	20.9%
International	35.5	36.4	(2.5)%	(10.7)%
Fragrances
North America	$61.0	$29.7	105.4%	105.4%
International	26.2	13.5	94.1%	75.6%
Total Net Sales	$497.4	$347.6	43.1%	36.7%

Total Net Sales Summary
North America	$243.9	$176.9	37.9%	36.9%
International	253.5	170.7	48.5%	36.4%

Revlon Segment

In North America, Revlon segment net sales of $99.5 million in the second quarter of 2021 increased by $19.4 million, or 24.2% (or 23.0% XFX), compared to the prior-year period. The segment's higher net sales in North America were primarily driven by higher net sales of Revlon color cosmetics due, primarily, to the mass retail channel starting to show signs of improvement from the effects of the ongoing COVID-19 pandemic, partially offset by lower net sales of Revlon ColorSilk hair color products, Revlon-branded hair-care products and Revlon-branded beauty tools.

In International, Revlon segment net sales of $87.3 million in the second quarter of 2021 increased by $32.4 million, or 59.0% (or 45.5% XFX), compared to the prior-year period. The segment's higher International net sales were driven primarily by higher net sales of Revlon-branded professional hair care products, Revlon color cosmetics, and, to a lower extent, Revlon ColorSilk hair color products across all of the Company's International regions, due, primarily, to salons' increased activity in connection with progressive and/or temporary lifting of restrictions related to the ongoing COVID-19 pandemic and to the mass retail channel starting to show signs of improvement from the effects ongoing COVID-19 pandemic.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales of $20.2 million in the second quarter of 2021 increased by $5.2 million, or 34.7% (or 30.7% XFX), compared to the prior-year period. The improved North America net sales were driven by the segment's higher net sales of certain Elizabeth Arden-branded fragrances and other skin care products due, primarily, to [growth in e-commerce net sales]. This increase was partially offset by lower net sales of Ceramide skin care products.

In International, Elizabeth Arden segment net sales of $104.5 million in the second quarter of 2021 increased by $38.6 million, or 58.6% (or 46.9% XFX), compared to the prior-year period. The segment's higher international net sales were driven primarily by higher net sales of Ceramide skin care products, Green Tea and White Tea fragrances, as well as certain other Elizabeth Arden-branded fragrances and skin care products. This increase was due, primarily, to growth in e-commerce net sales, as well as an increase in the travel retail business, while there are also signs of improvements from the effects of the ongoing COVID-19 pandemic on foot traffic at department stores and other retail outlets.

Portfolio Segment

In North America, Portfolio segment net sales of $63.2 million in the second quarter of 2021 increased by $11.1 million, or 21.3% (or 20.9% XFX), compared to the prior-year period. The segment's higher North America net sales were driven primarily by higher net sales of Almay color cosmetics, CND nail products, American Crew men's grooming products, Mitchum anti-perspirant deodorants, and also, to a lower extent, higher net sales of certain local and regional skin care products.

In International, Portfolio segment net sales of $35.5 million in the second quarter of 2021 decreased by $0.9 million, or 2.5% (or 10.7% XFX), compared to the prior-year period. The segment's lower International net sales were driven primarily by lower net sales of certain local and regional skin care products brands. This decrease was partially offset by higher net sales of Mitchum anti-perspirant deodorants and American Crew men's grooming products.

Fragrances Segment

In North America, Fragrances segment net sales of $61.0 million in the second quarter of 2021 increased by $31.3 million, or 105.4% (or 105.4% XFX), compared to the prior-year period. The segment's higher net sales in North America compared to the prior year period were driven primarily by increases in net sales of Juicy Couture, John Varvatos and Curve fragrances as well as in other brand and distributed fragrances, primarily due to a recovery from the ongoing COVID-19 pandemic, as retailers are restocking their inventory levels.

In International, Fragrances segment net sales of $26.2 million in the second quarter of 2021 increased by $12.7 million, or 94.1% (or 75.6% XFX), comparable to the prior-year period. The segment's higher international net sales were driven primarily by higher net sales of Juicy Couture, Britney Spears and John Varvatos fragrances, as well as, to a lower extent, of other brand and distributed fragrances.

Cash Flow

Net cash used in operating activities in the first half of 2021 was $39.3 million, compared to $164.2 million in the prior-year period. The decrease in cash used in operating activities was primarily driven by a lower loss and favorable working capital changes. Free cash flow(a) used in the first half of 2021 was $42.2 million, compared to $166.9 million used in the prior year.

Liquidity Update

As of June 30, 2021, the Company had approximately $153.1 million of available liquidity, consisting of $109.8 million of unrestricted cash and cash equivalents, as well as $53.5 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $282.1 million drawn as of such date), less float of approximately $10.2 million.

Second Quarter 2021
Results Conference Call

The Company will host a conference call with members of the investment community today, August 5, 2021, at 8:30 A.M EST to discuss its second quarter 2021 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release
(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)
Net Loss Adjustments to EBITDA	Q2 2021	Q2 2020
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$3.4	$1.1
Restructuring and related charges	9.9	22.3
Acquisition, integration and divestiture costs	0.6	1.2
Gain on divested assets	(1.8)	(0.2)
Financial control remediation and sustainability actions and related charges	0.2	5.7
Impairment charges	—	19.8
COVID-19 charges	—	17.9
Capital structure and related charges	4.8	—

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce the COVID-19 pandemic's continued impact on the Company’s profitability; and (ii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic – it has the right long-term strategy in place and will continue to execute against it. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; and/or (ii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs, severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Net sales	$497.4	$347.6	$942.4	$800.6
Cost of sales	196.3	168.6	387.5	366.4
Gross profit	301.1	179.0	554.9	434.2
Selling, general and administrative expenses	279.4	196.3	539.9	485.7
Acquisition, integration and divestiture costs	0.6	1.2	1.2	3.3
Restructuring charges and other, net	8.4	20.7	13.8	45.5
Impairment charges	—	19.8	—	144.1
(Gain) loss on divested assets	(1.8)	(0.2)	(1.8)	0.6
Operating income (loss)	14.5	(58.8)	1.8	(245.0)

Other expenses:
Interest expense, net	61.9	60.9	120.8	109.3
Amortization of debt issuance costs	13.3	6.0	22.0	10.0
Gain on early extinguishment of debt	—	(11.9)	—	(11.9)
Foreign currency (gains) losses, net	(1.7)	2.3	1.6	18.9
Miscellaneous, net	1.5	20.6	2.7	16.5
Other expenses	75.0	77.9	147.1	142.8

Loss from operations before income taxes	(60.5)	(136.7)	(145.3)	(387.8)
Provision for (benefit from) income taxes	7.2	(9.9)	18.4	(47.1)
Net loss	$(67.7)	$(126.8)	$(163.7)	$(340.7)

Other comprehensive income (loss):
Foreign currency translation adjustments	(0.5)	10.3	(5.4)	5.1
Amortization of pension related costs, net of tax	3.5	4.0	7.0	6.5
Other comprehensive loss, net	3.0	14.3	1.6	11.6
Total comprehensive loss	$(64.7)	$(112.5)	$(162.1)	$(329.1)

Basic and Diluted (loss) earnings per common share:	$(1.25)	$(2.37)	$(3.04)	$(6.39)

Weighted average number of common shares outstanding:
Basic	54,015,794	53,471,004	53,835,622	53,319,228
Diluted	54,015,794	53,471,004	53,835,622	53,319,228

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$109.8	$97.1
Trade receivables, net	314.3	352.3
Inventories, net	441.9	462.6
Prepaid expenses and other current assets	135.2	134.4
Total current assets	1,001.2	1,046.4
Property, plant and equipment, net	321.6	352.0
Deferred income taxes	23.8	25.7
Goodwill	563.3	563.7
Intangible assets, net	411.9	430.8
Other assets	97.0	109.1
Total assets	$2,418.8	$2,527.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$0.8	$2.5
Current portion of long-term debt	129.7	217.5
Accounts payable	197.0	203.3
Accrued expenses and other current liabilities	403.9	420.9
Total current liabilities	731.4	844.2
Long-term debt	3,299.4	3,105.0
Long-term pension and other post-retirement plan liabilities	191.5	212.4
Other long-term liabilities	216.5	228.1
Total stockholders' deficiency	(2,020.0)	(1,862.0)
Total liabilities and stockholders' deficiency	$2,418.8	$2,527.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Six Months Ended
	June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(163.7)	$(340.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65.6	73.2
Foreign currency losses from re-measurement	1.6	18.9
Amortization of debt discount	0.6	0.8
Stock-based compensation amortization	6.5	3.5
Impairment charges	—	144.1
Provision for (benefit from) deferred income taxes	3.5	(56.6)
Gain on early extinguishment of debt	—	(11.9)
Amortization of debt issuance costs	22.0	10.0
(Gain) loss on divested assets	(1.8)	0.6
Pension and other post-retirement cost	2.3	2.7
Paid-in-kind interest expense on the 2020 BrandCo Facilities	9.3	1.5
Change in assets and liabilities:
Decrease in trade receivables	36.6	126.3
Decrease (increase) in inventories	14.4	(70.6)
Increase in prepaid expenses and other current assets	(1.2)	(7.4)
Decrease in accounts payable	(0.1)	(13.3)
Decrease in accrued expenses and other current liabilities	(21.5)	(23.5)
Decrease in deferred revenue	(2.8)	—
Pension and other post-retirement plan contributions	(17.2)	(5.5)
Purchases of permanent displays	(8.9)	(12.7)
Other, net	15.5	(3.6)
Net cash used in operating activities	(39.3)	(164.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.9)	(2.7)
Proceeds from the sale of certain assets	2.1	—
Net cash used in investing activities	(0.8)	(2.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(6.7)	(7.0)
Borrowings on term loans	305.0	880.0
Repayments on term loans	(176.1)	(337.9)
Net (repayments) borrowings under the revolving credit facilities	(36.8)	(22.9)
Payment of financing costs	(15.8)	(101.2)
Tax withholdings related to net share settlements of restricted stock and RSUs	(2.4)	(1.6)
Other financing activities	(0.2)	(1.0)
Net cash provided by financing activities	67.0	408.4
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.0)	(2.1)
Net decrease in cash, cash equivalents and restricted cash	25.9	239.4
Cash, cash equivalents and restricted cash at beginning of period	102.5	104.5
Cash, cash equivalents and restricted cash at end of period	$128.4	$343.9

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$117.6	$105.9
Income taxes, net of refunds	6.6	8.0
Supplemental schedule of non-cash investing and financing activities:
Non-cash roll-up of participating lenders from the 2016 Term Loan Facility to the 2020 BrandCo Facilities	—	809.8
Paid-in-kind debt issuance costs capitalized to the 2020 BrandCo Facilities	—	29.1
Paid-in-kind interest capitalized to the 2020 BrandCo Facilities	9.3	—

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended June 30,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(67.7)	$(126.8)
Interest expense, net	61.9	60.9
Amortization of debt issuance costs	13.3	6.0
Gain on early extinguishment of debt	—	(11.9)
Foreign currency (gain) losses, net	(1.7)	2.3
Provision for (benefit from) income taxes	7.2	(9.9)
Depreciation and amortization	32.3	36.4
Miscellaneous, net	1.5	20.6
EBITDA	$46.8	$(22.4)
Non-operating items:
Non-cash stock-based compensation expense	3.4	1.1
Restructuring and related charges	9.9	22.3
Acquisition, integration and divestiture costs	0.6	1.2
Gain on divested assets	(1.8)	(0.2)
Financial control remediation and sustainability actions and related charges	0.2	5.7
Impairment charges	—	19.8
COVID-19 charges	—	17.9
Capital structure and related charges	4.8	—
Adjusted EBITDA	$63.9	$45.4

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Reconciliation to net (loss) income:
Net loss	$(163.7)	$(340.7)
Interest expense, net	120.8	109.3
Amortization of debt issuance costs	22.0	10.0
Gain on early extinguishment of debt	—	(11.9)
Foreign currency losses, net	1.6	18.9
Provision for (benefit from) income taxes	18.4	(47.1)
Depreciation and amortization	65.6	73.2
Miscellaneous, net	2.7	16.5
EBITDA	$67.4	$(171.8)

Non-operating items:
Non-cash stock-based compensation expense	6.5	3.5
Restructuring and related charges	17.2	56.7
Acquisition, integration and divestiture costs	1.2	3.3
(Gain) loss on divested assets	(1.8)	0.6
Financial control remediation and sustainability actions and related charges	0.4	7.8
Impairment charges	—	144.1
Excessive coupon redemption	—	4.2
COVID-19 charges	6.2	25.4
Capital structure and related charges	5.0	—

Adjusted EBITDA	$102.1	$73.8

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Profit:
Revlon	$21.2	$12.3	$29.2	$27.9
Elizabeth Arden	11.6	10.8	20.8	15.0
Portfolio	11.1	14.5	24.2	21.7
Fragrances	20.0	7.8	27.9	9.2
Total Segment Profit/Adjusted EBITDA	$63.9	$45.4	$102.1	$73.8

Reconciliation to (loss) income from continuing operations before income taxes:
Loss from operations before income taxes	$(60.5)	$(136.7)	$(145.3)	$(387.8)
Interest expense, net	61.9	60.9	120.8	109.3
Amortization of debt issuance costs	13.3	6.0	22.0	10.0
Gain on early extinguishment of debt	—	(11.9)	—	(11.9)
Foreign currency (gains) losses, net	(1.7)	2.3	1.6	18.9
Miscellaneous, net	1.5	20.6	2.7	16.5
Operating income (loss)	14.5	(58.8)	1.8	(245.0)

Non-operating items:
Restructuring and related charges	9.9	22.3	17.2	56.7
Acquisition, integration and divestiture costs	0.6	1.2	1.2	3.3
(Gain) loss on divested assets	(1.8)	(0.2)	(1.8)	0.6
Financial control remediation and sustainability actions and related charges	0.2	5.7	0.4	7.8
Impairment charges	—	19.8	—	144.1
Excessive coupon redemption	—	—	—	4.2
COVID-19 charges	—	17.9	6.2	25.4
Capital structure and related charges	4.8	—	5.0	—
Adjusted Operating income (loss)	28.2	7.9	30.0	(2.9)
Non-cash stock-based compensation expense	3.4	1.1	6.5	3.5
Depreciation and amortization	32.3	36.4	65.6	73.2

Adjusted EBITDA	$63.9	$45.4	$102.1	$73.8

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$186.8	$135.0	$348.8	$316.8
Elizabeth Arden	124.7	80.9	236.9	176.1
Portfolio	98.7	88.5	194.7	198.5
Fragrances	87.2	43.2	162.0	109.2
Total Segment Net Sales	$497.4	$347.6	$942.4	$800.6

Non-operating items:
Excessive coupon redemption	—	—	—	4.2
Total Adjusted Net Sales	$497.4	$347.6	$942.4	$804.8

ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Gross Profit	$301.1	$179.0	$554.9	$434.2
Non-operating items:
COVID-19 charges	—	16.4	5.3	21.5
Excessive coupon redemption	—	—	—	4.2
Financial control remediation and sustainability actions and related charges	—	6.1	—	6.1
Adjusted Gross Profit	$301.1	$201.5	$560.2	$466.0

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended June 30,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net (loss) income	$(67.7)	$(126.8)

Non-operating items (after-tax):
Restructuring and related charges	9.4	18.5
Acquisition, integration and divestiture costs	0.6	1.0
Gain on divested assets	(1.8)	(0.1)
Financial control remediation and sustainability actions and related charges	0.2	4.3
Impairment charges	—	19.8
Excessive coupon redemption	—	0.1
COVID-19 charges	—	(0.4)
Capital structure and related charges	4.8	—
Valuation allowance on net federal deferred tax assets	—	—
Adjusted net loss	$(54.5)	$(83.6)

Net (loss) income:
Diluted (loss) income per common share	(1.25)	(2.37)
Adjustment to diluted (loss) income per common share	0.24	0.81
Adjusted diluted (loss) income per common share	$(1.01)	$(1.56)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	54,015,794	53,471,004

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Reconciliation to net loss and diluted loss per share:
Net loss	$(163.7)	$(340.7)

Non-operating items (after-tax):
Restructuring and related charges	16.2	44.7
Acquisition, integration and divestiture costs	1.2	2.6
(Gain) loss on divested assets	(1.8)	0.5
Financial control remediation and sustainability actions and related charges	0.4	5.9
Impairment charges	—	130.7
Excessive coupon redemption	—	3.3
COVID-19 charges	4.9	5.3
Capital structure and related charges	5.0	—
Valuation allowance on net federal deferred tax assets	—	—
Adjusted net loss	$(137.8)	$(147.7)

Net loss:
Diluted loss per common share	(3.04)	(6.39)
Adjustment to diluted loss per common share	0.48	3.62
Adjusted diluted loss per common share	$(2.56)	$(2.77)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,835,622	53,319,228

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(39.3)	$(164.2)
Less capital expenditures	(2.9)	(2.7)

Free cash flow	$(42.2)	$(166.9)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com